Exhibit 10.24

Supply Agreement by and among AEG Elektrofotografie GmbH, Hologic and Direct Radiography Group

Confidential Treatment has been requested for portions of this document. Deleted portions are marked with asterisks (****).

THIS AGREEMENT, is effective as of the later of July 1, 2005 or AEG’s communication pursuant to Section 10.16 that the Agreement has been approved by all of its shareholders (“Effective Date”), by and among AEG Elektrofotografie GmbH, with a principal place of business at Emil-Siepmann-Strasse 40, D-59581 Warstein, Germany and its Affiliates (“AEG”), and Hologic, Inc. with a principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730, U.S.A. and its Affiliates including but limited to its Affiliate Direct Radiography Corp. (“DRC”).

WHEREAS, AEG has established manufacturing capabilities and technology related to the deposition of selenium onto thin-film transistor substrates capable of being used for x-ray image capture when applied in a radiographic detector (“TFT Substrates”) and wishes to use said capabilities and technology to supply selenium coating services to DRC; and

WHEREAS, DRC desires to take advantage of AEG’s capabilities and technology in order to support DRC’s sales of digital X-ray image capture radiographic systems; and

NOW, THEREFORE, for good and valuable consideration, the Parties acknowledge the receipt and sufficiency of which hereto, AEG and DRC agree as follows:

1.	DEFINITIONS

DRC.

1.1 “Party” means AEG or DRC, as the case may be, and “Parties” means AEG and

1.2 “Affiliate” means any individual, corporation, company, firm, partnership or other entity controlled by, in control of, or under common control, where “control” means direct or indirect legal or beneficial ownership of fifty percent (50%) or more of the shares, business interests, or voting securities of another corporation, company, firm, partnership or other entity, or the right to fifty percent (50%) or more of the income of such corporation, company, firm, partnership or other entity.

1.3 “Patents” means patents, and patent applications.

1.4 “Confidential Information” means all information (including trade secrets, software and other technical information) disclosed between AEG and DRC which is identified as confidential or the like in writing at the time of disclosure, or indicated to be confidential at the time of disclosure in any other manner and subsequently confirmed as confidential in writing. Information previously exchanged and designated as confidential shall maintain such designation for purposes of this Agreement.

1.5 “Selenium Coatings” means coatings of selenium onto TFT Substrates capable of being used for X-ray image capture on static and dynamic radiographic detector, as described in the Specifications set forth in Exhibit 1 hereof, as said Specifications may be changed or modified from time to time by mutual agreement.

1.6 “AEG Technology” means AEG Confidential Information, and other information and processes, and Patents of AEG which relates to methods, techniques, compositions and materials for coatings of selenium onto TFT Substrates capable of being used for X-ray image capture on static and dynamic radiographic detector, whether developed prior to or during the term of this Agreement.

1.7 “Detector” means static or dynamic radiographic detectors with dimensions of up to 17-inch X 17-inch active area, as defined in Exhibit 1 hereto.

1.8 “Non-Binding Forecast” means DRC’s fiscal year projection of TFT quantities to be coated.

1.9 “Fiscal Year” means the DRC fiscal year, which ends on the last Saturday of September.

1.10 “Commercial Detector Product” or “Product” means any Detector product with a Selenium Coating offered for sale by DRC to a third party or for use by such third party other than for testing and evaluation purposes.

1.11 “Selenium Coating Process” means selenium alloys, process parameters and equipment used for Selenium Coatings.

1.12 “Revenue” means the price for a qualified Coating according to Exhibit 3 multiplied with the respective quantity in question (e.g. the firm and forecast quantity according to Sec. 4.9 or 4.10).

1.13 “Blanket Purchase Order” means a projection of purchases based on DRC’s Non-Binding Forecast.

1.14 “Firm Releases” means DRC’s purchase commitments for Selenium Coatings issued on no less than a quarterly basis against Blanket Purchase Orders. Firm Releases will include price, quantity and requested delivery dates (“Delivery Dates”).

2.	ENTIRE AGREEMENT

2.1 This Agreement and the Exhibits and other documents specifically referred to herein will, following the Effective Date, comprise the complete and exclusive statement of the contract between DRC and AEG relating to Selenium Coatings, supersede all other quotations, agreements, understandings, warranties and representations (whether written or oral) between the parties relating thereto, and may be accepted only in accordance with their terms. This Agreement may be executed in any number of original counterparts. Each fully executed counterpart shall be deemed an original.

3.	SALES OF COMMERCIAL RADIOGRAPHIC DETECTORS; PRICING

3.1 Beginning as of the Effective Date and for the term of this Agreement, AEG shall manufacture and sell to DRC Selenium Coatings in accordance with the Specifications set forth in Exhibit 1, as said Specifications may be revised by mutual agreement in writing from time to time, and pursuant to Firm Releases issued in accordance with this Section 4.

3.2 In support thereof, DRC shall provide TFT Substrates to AEG in accordance with Exhibit 2, and with sufficient lead-time to permit AEG to make the required Selenium Coatings. DRC shall ship said TFT Substrates to AEG on the basis of DDP, Warstein Incoterms 2000. AEG shall carry out the Selenium Coatings and shall provide back to DRC the TFT Substrates with the Selenium Coating on the basis of FCA Warstein Incoterms 2000. AEG shall also work with DRC to arrange for import and re-export of the TFT Substrates without duty.

3.3 No changes to the Raw Materials, Selenium Coatings or Selenium Coating Process (“Coating Changes”) will be made by AEG without prior notice and agreement in writing by both Parties.

3.4 Pricing shall be set forth in Exhibit 3.

3.5 Invoices related to Selenium Coatings shall be issued to DRC within ten (10) business days following the end of each calendar month.

3.6 deleted

3.7 At the start of each DRC fiscal year, DRC will provide a Non-Binding Forecast and Blanket Purchase Order for the upcoming fiscal year, together with a Firm Release for the first quarter of said fiscal year, to be followed by Firm Releases for subsequent quarters two months prior to the start of each such quarter. DRC may revise its Non-Binding Forecasts and Blanket Purchase Orders at any time, but following issue, Firm Releases can be revised only by mutual agreement in writing.

Each such DRC Non-Binding Forecast and Blanket Purchase Order shall represent a minimum of 75% of DRC’s then-expected annual purchase requirements for the upcoming fiscal year. At the time of issue of each Firm Release, DRC shall confirm its Non-Binding Forecast for the remainder of the then-current fiscal year. DRC reserves the right to lower the AEG percentage to **** of DRC’s then-expected annual purchase requirements for the upcoming year if another source provides better pricing and / or quality, provided that AEG will have 18 months to match the performance of the other source before such lower percentage becomes effective and if not DRC may reduce after another 12 months to **** of DRC’s then-expected annual purchase requirements for the upcoming year. If AEG does not meet specified Delivery Dates for more than **** or the yield drops below ****, DRC may suspend this purchase obligation until AEG can demonstrate its capability to resume performance.

In return for this DRC commitment, and except as provided in the next sentence, AEG commits and warrants that for the Term of this Agreement regarding selenium coating technology developed by AEG for mammography X-ray imaging applications based on TFT-substrates (1) it will not provide coatings, products or other services to others for use with for mammography X-ray imaging applications based on TFT-substrates; and (2) so long as DRC continues to take 75% or more of its annual requirements of such Selenium Coatings from AEG or in the cases mentioned in the previous paragraph. Notwithstanding the prior sentence, AEG’s sales of products for use in such mammography X-ray Imaging field for customers other than DRC shall not exceed **** of AEG’s total sales in such mammography X-ray imaging field. These restrictions (1) and (2) of AEG do not apply to any time period during the Term of this Agreement (A) beginning two years following the Effective Date and (B) following AEG repayment of any DRC loan made to AEG, if DRC’s Blanket Purchase Order for the next four fiscal quarters does not total the value of **** mammography panels.

3.8 Safety Stocks. Beginning at the time DRC supplies its first Non-Binding Forecast pursuant to this Agreement, AEG shall maintain for the Term of this Agreement a Safety Stock of qualified alloy sufficient to allow coating of DRC’s forecast for Selenium Coatings to be provided during the **** following the then-current month. DRC shall build up and shall maintain for the Term of this Agreement a Safety Stock of **** of TFT Substrates or DRC’s forecast to be taken for the next **** following the then current ones, whichever number is higher. Said DRC Safety Stock shall be held, in DRC’s discretion, either at its facility or at AEG. If either Party’s Safety Stock falls below the minimums specified above, or either Party believes that it will not be able to meet the other Pary’s forecast, it will immediately notify the other Party and the parties shall mutually agree on a plan to bring it back to said minimum, and to resolve any problems. Each Party will also report the level of its Safety Stock to the other Party upon request.

3.9 If either party (AEG or DRC) fails to meet its respective delivery obligations under this Agreement for any reason, but subject to Section 10.5, that party must make up the missed delivery within **** following the required Delivery Date (“Make Up Period”). Failure of a party to comply with making up missed deliveries within the next **** following the Make Up Period, requires the non-compliant party (either AEG or DRC) to pay **** of the then-current Base Unit Price (as described and adjusted pursuant to Exhibit 3) that AEG would have received for each missed coating for each additional **** period (or part thereof) that the delivery continues to be delayed. The duration of this liability will continue for a maximum of ****, after which time the other party may elect to terminate this Agreement per Section 6.2(a), or to continue the Agreement without further claim for damages for the subject delayed coatings until the offending party is back on schedule. This subsection 3.9 covers complete liability of the parties for damages for delays of delivery pursuant to subsection 3.7 of this Agreement, but does not prevent a claim for damages for delays or failure to deliver caused intentionally or by gross negligence.

4.	QUALITY CONTROL, YIELDS, & PROCESS IMPROVEMENT

4.1 AEG and DRC recognize the importance of quality with respect to the DRC supplied TFT Substrates, AEG’s Selenium Coatings and Selenium Coating Process, and DRC’s final processing. The parties agree to jointly participate in a continuous quality improvement process whereby quality, reliability and failure information will be exchanged for the purpose of conducting root cause analysis and taking corrective action. Further, with respect to all types of quality matters, the Parties agree (1) to openly communicate and exchange data necessary to identify the root cause of all quality problems as well as to create other possible improvements to the AEG Technology (“Improvements”) and (2) to take such action as may be agreed with respect to such matters (“Agreed Action”). DRC is aware, that constant quality and any Improvements require a highly continuous processing by AEG and therefore a continuous supply of TFT Substrates by DRC.

4.2 AEG shall meet the specifications set forth in Exhibit 1 hereto and will meet the Yield Levels set forth in Exhibit 4.

4.3 AEG will retain ownership of all technology that it possesses as of the date of the original Agreement dated October l, 2002. The Parties shall jointly own all Improvements to the AEG Technology developed in the course of this Agreement or the original Agreement, together with all associated Intellectual Property Rights including but not limited to all inventions, patents, utility models, copyrights and trade secrets (“IPRs”). Neither Party shall have the right to transfer, license or use themselves, any Improvements or II’Rs in the field of mammography X-ray imaging applications based on TFT-substrates to or on behalf of any third-party or parties during the period that AEG is meeting its 75% obligation to DRC pursuant to this Agreement without the other Party’s advance consent in writing. Notwithstanding the previous sentence, (1) following material breach of this Agreement by either party, the non-breaching party shall have the unrestricted right to use, copy, distribute, exhibit, communicate, make available and/or exploit all Improvements and IPRs for any purpose without obligation to the breaching party; and (2) following (A) two years after the Effective Date hereof and (B) following AEG repayment of any DRC loan made to AEG, and the DRC Blanket Purchase Order for the next **** does not total the value of **** mammography panels, AEG shall have the unrestricted right to use, copy, distribute, exhibit, communicate, make available and/or exploit all Improvements and II’Rs for any purpose without obligation. Following expiration or termination of this Agreement, each party shall have the unrestricted right to use, copy, distribute, exhibit, communicate, make available and/or exploit all Improvements and IPRs in any known way without any obligation to the other party.

4.4 New IPRs: The Parties shall make sure that their respective employees have agreed in advance to transfer all rights to Improvements and IPRs and/or grant exclusive, permanent, world-wide, non-limited rights of use to those Improvements and II’Rs with regard to any possible way of exploitation to their respective employers, as far as such effect does not already result from the applicable statutory law. The Parties shall claim all employees’ inventions and IPRs made in conjunction with this Agreement fully for themselves under the statutory and/or related contractual provisions and promptly take care for the registration of respective IPRs for such inventions in case they may be protected by any registered IPR, as far as they relate to the subject of the Agreement and have been made during the term of this Agreement. Any such registration is subject to the provisions in Section 4.5. The Parties expect that all inventions will be joint inventions. Any mandatory inventor’s remuneration to be paid to inventing employee(s) shall be borne in equal parts by the Parties. For all Improvements and IPRs made in conjunction with this Agreement, records listing up the proposals of the inventor(s) shall be established.

4.5 Applications for and registrations of IPRs: Responsibility for obtaining and/or prosecuting applications for and registrations of IPRs, including but not limited to patents, utility models, copyrights or other IPRs, in

Improvements shall be determined by mutual agreement with costs shall be shared equally. If either party declines to seek or maintain an application or registration for any IPR in any particular country or otherwise, or not to share equally in the expense thereof (a “Declined IPR”), the other party may elect to seek or maintain such application or registration at its own expense and shall have full control over the prosecution and maintenance thereof, and full and unrestricted rights to make, use license and sell products embodying or made in accord with said Declined IPR, and to assign or license the Declined IPR to a third-party without the other party’s approval (provided always that the declining party shall also have all of the rights described in Section 4.3 hereof). To avoid any loss of novelty or any other disadvantage, the Parties will coordinate and keep each other informed in due time in order to avoid any loss of rights. The Parties will immediately inform each other about any IPR applications, submitting copies of the technical IPR applications as filed with the respective office. All IPR applications shall be treated as confidential until publication.

4.6 All Agreed Actions and Development engineering require a Statement of Work, which clearly identifies deliverables and anticipated costs from AEG. AEG shall not perform any work without prior authorization from DRC in the form of a discrete Purchase Order. For further detail on this subject, see Exhibit 6.

4.7 Quality-relevant records shall be kept and archived by AEG in accordance with applicable regulatory standards at least 10 years after last delivered unit.

4.8 AEG will provide with each Selenium Coating, an Inspection Report—Mammo and Genrad Detector SE Coating. Reference Exhibit 1.

4.9 AEG will document the manufacture of the individual products (DHR = Device History Record, e.g. work progress documentation, test records, test certificates, etc.). Such documentation contains proof, in relation to the serial or batch numbers, of the procurement and manufacturing/test steps for each manufactured product, including the test results in the test certificates.

4.10 DRC shall have the right to verify the adherence to the agreed quality assurance measures, including the right to inspect the quality documentation and to participate in quality checks carried out by AEG. The checks may be carried out by way of quality audits (e.g. audits involving the systems, materials or processes) and via inspections.

4.11 deleted

4.12 Coating Changes by AEG (as this term is defined in Section 3.3) are subject to a prior written approval by DRC. To this end AEG will forward to DRC a written change inquiry, which is to contain at least the following points:

a.	Material and material characteristics affected

b.	Exact description of required change

c.	Consequences of Coating Change from AEG’s point of view

d.	Required start of Coating Change (e.g. from serial number, batch number, order or date).

4.13 DRC will assess the required Coating Change and provide AEG with written authorization, which may be subject to further requirements.

4.14 AEG will only implement the changes following the submission of the written authorization by DRC of the changes and the parameters contained therein, and provide notification of the conclusion of the implemented changes in the form of a written confirmation of the changes. AEG will furthermore provide DRC with specimens of the changed products free of charge, if this is necessary for validation at DRC’s premises. The cost for the samples are covered as described in Exhibit 6.

4.15 Following the successful validation of the change, at AEG’s premises or, if necessary at DRC’s premises, the delivery of the changed Selenium Coating will be released in writing by DRC.

4.16 The start of the delivery of changed Selenium Coating is to be jointly coordinated between AEG and DRC.

4.17 If a Coating Change is to be made at DRC’s request, DRC shall forward a written change inquiry to AEG, which is to contain at least the following points:

a.	Material and material characteristics affected

b.	Exact description of required change

c.	Consequences of Coating Change from DRC’s point of view

d.	Required start of Coating Change (e.g. batch number, order or date).

4.18 AEG will review the degree to which this can be realized and the consequences, and inform DRC of the outcome of such a review in the form of a written offer.

4.19 Following the review of such an offer, DRC will issue AEG with a written change order, including the respective validation requirements. Within such a change order the costs and the release regarding the manufacture of an initial batch or initial specimen will be agreed upon.

4.20 AEG will implement the product change following the submission of the written change order and the parameters specified therein by DRC, and provide notification of the conclusion of the implementation of the change in the form of a written change confirmation. AEG will furthermore make available to DRC specimens of the changed Selenium Coating subject to invoicing if this is required for the validation at DRC’s premises.

4.21 Following the successful validation of the Coating Change, at AEG’s premises or, if necessary at DRC’s premises, the delivery of the changed Selenium Coating will be released in writing by DRC.

4.22 The start of the delivery of the changed Selenium Coating is to be jointly coordinated between AEG and DRC.

4.23 Following receipt of Selenium Coatings, DRC will use the delivery notes to check whether the ordered quantity corresponds with the ordered type, and whether there is any transport damage that is clearly visible on the outside of the packaging.

4.24 Other defects that may apply can only be identified during the course of further inspection, processing (manufacture) or service application of the products. The period between determining and allocating these defects, and the time in which AEG is to be notified of such defects, shall normally be two weeks.

4.25 Quality assurance representative / quality management officer at DRC’s premises, currently:

Name:	Ronald J. Makar
Dept.:	Plant QA
Telepho	+001302-631-2737
Fax:	+001302-731-7438
Email:	rmakar lhologic.com

4.26 Quality assurance representative / quality management officer at AEG’s premises, currently:

Name:	Lothar Reichelt
Dept.:	Quality Assurances
Telepho	+49 2902 861 613
Fax:	+49 2902 861 703
Email:	reichelt c,aeg=photoconductor.de

4.27 To determine weak spots AEG will maintain a fault analysis system for faulty materials and will derive the necessary corrective and preventive measures (CAPA = Corrective and Preventive Action) from this. Faulty materials are materials that have failed AEG’s tests prior to delivery to DRC, and materials that have been notified by DRC to AEG as being faulty.

4.28 Faulty materials are to undergo a fault analysis. This means, in particular, determining weak spots, specifying the necessary corrective measures and verifying their effectiveness. These corrective measures are to be coordinated with DRC.

5.	WARRANTY

5.1 AEG warrants that the Selenium Coatings are free of defects, and above all that they demonstrate the contractually agreed specifications and warranted characteristics. For purposes of this Section 5.1 and the other warranty provisions of this Agreement, the term “defect” and “error are defined as any deviation from the Specification as defined in Exhibit 1.”

5.2 The warranty period for the Selenium Coatings shall run for a period of **** from the date of delivery.

5.3 Defects in the Selenium Coatings notified during the warranty period shall be rectified by AEG upon request by DRC without delay and free of charge in accordance with Exhibit 4 and Exhibit 5. AEG shall also supply material credit to DRC for the TFT Substrate per the Settlement of Claims process described in Exhibit 5. This is the sole remedy of DRC in case of a warranty claim. Except as provided in Section 8, further claims of warranty damages are excluded.

5.4 In the event of any warranty claim, DRC shall return the defective Product to AEG’s designated facility; on the basis of DDP (Incoterms 2000) with DRC to arrange the contract for carriage on DRC’s usual terms at DRC’s risk and expense. In case AEG accepts the defect, AEG will reimburse DRC for the shipping costs of returning a defective Product to AEG and the cost of returning repaired or replaced items to DRC (DDP) in an amount of **** Items replaced shall become AEG property.

6.	TERM AND TERMINATION

6.1 Term. The term of this agreement shall commence on the Effective Date and shall remain in force through the end of calendar year 2012 (“Term”). This Agreement will automatically be renewed for subsequent 2-year Terms, provided that either AEG or DRC may give notice and terminate this Agreement as of the end of any such Term with 24 months advance written notice.

6.2 The Agreement may be terminated by either Party at any time:

a) For material default of the other party, effective 90 days following notice to the defaulting party, unless within said 90 days the party receiving said notice takes all reasonable steps to remedy the default, and shall fully remedy said default within 90 days of said notice if possible, or if not shall remedy said default to the extent possible and shall notify the other party with a plan to fully remedy the default in not less than an additional 90 days. If the receiving party does not so fully remedy said default within the initial 90 days of said notice, termination shall become effective immediately following any final notice thereof to the defaulting party; or

b) Effective immediately upon written notice, in the event that (i) a substantial deterioration of the financial situation of the other Party occurs such that there is a reasonable possibility that subsection (ii) of this Section 6.2(b) may occur; or (ii) a petition in bankruptcy, insolvency, reorganization, receivership, or dissolution has been filed against the other Party and such petition has not been dismissed or otherwise terminated within sixty (60) days following the date it was initiated.

6.3 The provisions of Sections 1, 2, 4.3, 4.5, 4.8, 4.9, 5, 7, 8, 9.4, and 10 shall survive the expiration or termination of this Agreement and the Phase Out Period described in Section 9 hereof.

7.	CONFIDENTIAL INFORMATION

7.1 Obligations. Each Party (“Receiving Party”) shall hold in confidence, shall use only for the proper performance of their obligations under this Agreement, and shall not disclose to any person outside their organization any Confidential Information provided that Receiving Party may also disclose Confidential Information to its consultants who agree in writing in advance with Receiving Party to be bound by these confidentiality terms. Receiving Party shall disclose Confidential Information only to such persons who have a need to know it as part of their duties, and who are bound by a written agreement to protect its confidentiality. Receiving Party shall adopt and maintain programs and procedures reasonably calculated to preserve the confidentiality of such information and shall indemnify Disclosing Party for any disclosure or misuse of Confidential Information, which results from its failure to comply with this provision. Receiving Party will promptly report any actual or suspected disclosure of Confidential Information and will take all reasonable steps requested by Disclosing Party to prevent, control or remedy any such situation. Disclosing Party shall retain all rights, title and interest in the Confidential Information. The terms of this Agreement and all aspects of the Commercial Detector Product or any other DRC technology or AEG Technology, which are not obvious to the end-user, are expressly agreed to be such Confidential Information.

7.2 Exception. These obligations do not apply to information which: (i) is shown by documentary evidence to have been rightfully known by Receiving Party prior to disclosure by Disclosing Party; or (ii) is or becomes publicly known through no wrongful act of Receiving Party; or (iii) is received from a third party who rightfully discloses it without restriction on its subsequent disclosure and without breach of this Agreement; or (iv) is shown by documentary evidence to have been independently developed without reference to the information; or (v) is disclosed pursuant to the lawful and final order of a governmental agency, securities exchange, or court of competent jurisdiction (provided that Receiving Party shall take all reasonable steps to avoid or minimize said disclosure, and Disclosing Party has been provided reasonable advance notice of said disclosure and a reasonable opportunity to defend against said disclosure). No party will disclose any confidential information of any third party to the other.

7.3 Injunctive Relief. Receiving Party hereby expressly acknowledges and agrees that any breach of these confidentiality provisions which results or may result in misuse or disclosure of any Confidential Information would cause irreparable harm for which money damages would not be an adequate remedy, and that Disclosing Party will have the right to seek injunctive relief in addition to any other right which it may have under this Agreement, or otherwise in law or in equity.

7.4 Return of Confidential Information. Upon termination or expiration of this Agreement, or request of Disclosing Party, Receiving Party shall within thirty (30) days return all Confidential Information, howsoever recorded or prepared.

8.	INTELLECTUAL PROPERTY WARRANTY & INDEMNITY

8.1 AEG warrants and guarantees that it has full power and authority to use the AEG Technology and to make, use and sell Selenium Coatings and to grant the rights herein without the consent of any other person or entity, and that to the best of AEG’s knowledge and belief, the AEG Technology does not infringe any Patent of any third party. DRC warrants and guarantees that it has full power and authority to make, use and sell the Commercial Detector Product except insofar as it incorporates AEG Technology or Selenium Coatings and to grant the rights herein without the consent of any other person or entity, and that to the best of DRC’s knowledge and belief, the Commercial Detector Product (except AEG Technology or Selenium Coatings as to which DRC expresses no opinion) and other DRC Technology do not infringe any Patent of any third party.

8.2 Intellectual Property Indemnification. Each Party (“Indemnifying Party”) will defend, indemnify, save and hold harmless the other Party, its parent companies, subsidiaries, Affiliates and their respective officers, directors, employees and stockholders (“Indemnified Party”) from any and all liabilities, losses, claims, demands or damages of any kind awarded by a court of final appeal together with legal fees and expenses incurred in connection therewith (“Losses”) in connection with any action or claim that any portion of any product or software (including Selenium Coatings) provided by the Indemnifying Party to the Indemnified Party under or in connection with this Agreement infringes or violates any Patent, copyright, trade secret or proprietary right of any third party (“Intellectual Property Claim”). These Indemnifying Party responsibilities are subject to the following conditions precedent: the Indemnified Party: shall (i) provide prompt written notice of the claim to the Indemnifying Party; (ii) give to the Indemnifying Party upon request, sole control of the defense and settlement of same; (iii) provide to the Indemnifying Party all available information, assistance and authority to defend on a timely basis; and (iv) not compromise or settle such claim or proceeding without the prior written consent of the Indemnifying Party. Failure by the Indemnified Party to comply with these conditions precedent shall relieve the Indemnifying Party of any and all obligation or liability under this Section or relating to the Intellectual Property Claim. Should the Selenium Coatings or any portion thereof become, or in the Indemnifying Party’s opinion be likely to become, the subject of such an Intellectual Property Claim, the Indemnifying Party may at its sole cost and expense, and as the Indemnified Party’s sole and exclusive remedy, elect to: (i) obtain for the Indemnified Party’s the right to use such Selenium Coatings; or (ii) replace or modify the Selenium Coating so that it becomes non-infringing.

8.3 Limitation of Indemnity. Notwithstanding the foregoing, the Indemnifying Party will have no liability to an Indemnified Party with respect to any Intellectual Property Claim to the extent that the claim is based upon any (i) combination of the Selenium Coatings with machines, systems or devices not supplied by AEG or DRC, (ii) modification by any person or entity other than AEG of any Selenium Coating; or (iii) use of any Selenium Coating not in accordance with its specifications. THIS SECTION 8 STATES THE ENTIRE LIABILITY OF THE PARTIES WITH RESPECT TO INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND THE PARTIES SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.

9.	CONTINUITY OF SUPPLY

9.1 Upon termination or expiration of this Agreement for any reason, AEG shall continue to supply DRC with Selenium Coatings upon request for **** from the date of termination or expiration (“Phase Out Period”) at the prices and terms provided for herein, provided that DRC (A) shall continue to supply AEG with TFT Substrates on the terms provided for herein, and (B) in its discretion at the commencement of the Phase Out Period, either shall notify AEG that it will (i) purchase sufficient Selenium Coatings to cover AEG’s reasonable costs (including without limitation direct labor, materials, equipment maintenance and overhead costs etc.) of maintaining and operating its Selenium Coating facility during this period (to be first notified to DRC), or (ii) order in the first year a minimum of 75% and in the second year **** of the number of Selenium Coatings it received from AEG during the year period ending on the date of termination.

9.2 In consideration of the rights granted to AEG hereunder, and in the event that AEG or its Supervisory Board or Managing Board or shareholders proposes to, or considers, or consults with advisors with respect to any of the following:

merge, consolidate, or be amalgamated with or otherwise be acquired by any non-Affiliated party, or

(ii) transfer, sell, or dispose of all or any part of the assets, technology, intellectual property or business used in connection with this Agreement or the Selenium Coatings without replacing said part with assets, technology, intellectual property or business of equal functionality (collectively its “Selenium Assets”) provided hereunder to any non-Affiliated party,

(iii) any other transaction which would result in a change of control to AEG

AEG shall:

(A) immediately inform DRC that it is considering or consulting with advisors with respect to such a transaction, and

(B) prior to entering into definitive negotiations with respect to any such transaction, shall provide DRC with at least fifteen (15) calendar days (“Notice Period”) advance written notice (“Transaction Notice”) there of specifying the expected pricing, terms, conditions, and all other material provisions of such proposed transaction (“Transaction Terms”)

Upon receipt of any such Transaction Notice, DRC shall have the right and option to notify AEG during the Notice Period that it elects to enter into the transaction on the Transaction Terms, or wishes to negotiate other terms and conditions for a further Negotiation Period of 21 days (or such other period as may be agreed).

If DRC does not notify AEG that it is exercising these rights during the Notice Period, or (2) the Parties do not reach a mutually acceptable agreement during the Negotiation Period, or (3) failing to reach an agreement during the Negotiation Period, DRC does not notify AEG within three (3) business days following the expiration of the Negotiation Period that it is electing to enter into the transaction on the Transaction Terms, AEG may thereafter negotiate and consummate (X) a transaction with any third party on the same terms or more favorable price terms to AEG than the Transaction Terms (with all other terms being the same) without further notice, or (Y) a transaction on less favorable price terms or different terms) upon fifteen (15) days further advance notice specifying these less favorable teens, and subject to a DRC right to agree to said terms during said fifteen day period.

9.2a In consideration of the rights granted to AEG hereunder and in the event that a shareholder or several shareholders of EFO Verwaltungsgesellschaft GbR mbH wish to sell shares which in the aggregate represent a controlling interest according to Sec. 1.2 in EFO Verwaltungsgesellschaft GmbH they will first offer said shares to DRC, and DRC shall have 21 days in which DRC has the right to purchase said shares for the price offered and other shareholders can also sell their shares for the same price. If DRC does not purchase said shares, the shareholders can sell said shares to anybody at the same or any greater price during the next six months without further obligation to DRC. If the shareholders wish to sell said shares to any third party for a lower price, they must first offer said shares at said lower price to DRC pursuant to Sec. 9.2a. Any sale among the shareholders of EFO Verwaltungsgesellschaft GbR mbH or to direct family members of shareholders are not subject to Sec. 9.2a.

9.3 In case the Agreement ends according to Sec. 9.1 after the initial Term because AEG decides to exit the business of Selenium Coating, AEG gives DRC an option exercisable upon **** advance written notice to AEG to purchase as Betriebsstaette, all process and test equipment then used by AEG for processing, coating and testing, or otherwise necessary or useful to provide Selenium Coatings pursuant to this Agreement and all intellectual property, know-how, data, materials and documents necessary to document, reproduce and recreate its then-current process for Selenium Coatings and shall assign to the extent permitted by the contract (or otherwise permit DRC to order pursuant to the contract) subject to a DRC obligation to pay, all contracts used in connection with AEG’s selenium coating business.

The purchase price will consist of ****.

Separately AEG undertakes to provide at commercially reasonable prices training of Hologic personnel to achieve a minimum of **** coating yield over **** coating runs of **** panels per run.

In case DRC exercises the option mentioned above, DRC has the right to solicit for hire AEG employees who were previously engaged in selenium processing coating and testing operations.

The Parties assume that Value Added Tax (Umsatzsteuer) on the Purchase Price shall not be payable. In case Value Added Tax shall be payable contrary to their assumption, DRC shall pay the Value Added Tax in addition to the Purchase Price against submission of an invoice by AEG which reflects the Value Added Tax.

10.	GENERAL PROVISIONS

10.1 Any notice by either Party under the provisions of this Agreement shall be valid and effective if sent either by registered mail, postage prepaid, or by facsimile, in the case of notice to AEG, at:

AEG Elektrofotografie GmbH

Emil-Siepmann-Stral3e 40,

D-59581 Warstein,

Germany

Telecopier:     +49 2902 861 1207

Attention:       Manfred Wagner,

                       Chairman of the Managing Board

and, in the case of notice to DRC, at

Direct Radiography Corp.

600 Technology Drive

Newark, Delaware 19702

Telecopier:    (302) 731-7438

Attention:      Peter Soltani, phD

                      VP and General Manager

With a copy to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Telecopier:    (781) 280-0674

Attention:       Corporate Counsel

and such notice shall be deemed to have been effectively given on a date ten days after the date of mailing or, in the case of facsimile communication, on the date of receipt of confirmation.

10.2 Relationship of Parties. The parties hereto are independent contractors and the relationship between them shall be that of seller and buyer. Neither party shall have the right to assume or create obligations on behalf of the other, express or implied. This Agreement shall not be deemed to constitute either party the partner, joint venturer, servant, employee, or agent of the other. AEG hereby declares and agrees that it has not been induced to incur and shall not incur any such expenses for which DRC shall be responsible.

10.3 Assignment. Neither Party may assign, subcontract or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, provided that such consent shall not be required in respect of an assignment or transfer to an Affiliate of such Party, provided that such Affiliate agrees in advance in writing to be bound by the terms hereof and the assigning Party continues to be responsible for its undertakings hereunder. Notwithstanding the above, and subject to the provisions of Section 9 hereof, either Party may assign this Agreement upon transfer of the business to which this Agreement relates provided that the transferee agrees in advance in writing to be bound by the terms hereof and the assigning Party continues to be responsible for its undertakings hereunder.

10.4 Waivers and Severability. Waiver of any default hereunder shall not be deemed a waiver of any succeeding default. Should any provision of this Agreement be, or become, invalid, this will not affect the validity of the remaining provisions of this Agreement. The parties agree to replace any invalid provision with a valid provision, which most closely approximates to the commercial objective of the parties. The same shall apply in the event of a loophole in the Agreement.

10.5 Force Majeure. Neither party shall be deemed to be in default of its obligations under this Agreement (other than payment obligations) to the extent that its failure to perform said obligations is occasioned solely by fire, acts of civil or military authorities, war, civil disturbance, or armed conflict, terrorism, inadequate supplies from normal sources (to the extent said supplies are not available from other commercial sources), acts of God, or similar cause to the extent it is beyond such party’s control.

10.6 DELETED

10.7 Compliance with Laws. Each party shall at all times comply, at its sole expense, with all then-applicable laws, rules, regulations, governmental requirements and industry standards with respect said party’s activities pursuant to this Agreement, including laws and regulations relating to export and corrupt practices.

10.8 All disputes arising out of or in connection with this Agreement including any question regarding its existence, validity or termination shall be settled by an amicable effort on the part of both Parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties to this Agreement so notifies the other Party in writing.

10.9 If such an attempt has failed, all disputes arising out of or in connection with this Agreement or any agreement referred to herein including any question regarding its existence, validity or termination, shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitration shall be conducted by three (3) arbitrators. The seat of arbitration shall be Frankfurt am Main, Germany. The procedural law of this place shall apply where the Rules of the DIS are silent. The language to be used in the arbitration proceeding shall be English.

10.10 The parties hereby agree that this Agreement and all agreements referred to herein shall be governed by and shall be subject to the substantive laws of Germany excluding its conflict of law provisions and the United Nation Convention for the International Sale of Goods of April 11, 1980.

10.11 Modifications. This Agreement maybe modified only by a subsequent written document which purports to do so, which refers specifically hereto, and which is signed by duly authorized officers of both parties.

10.12 Solicitation of Staff. During the Term of this Agreement or within one year following the early termination or expiry of this Agreement, neither party will approach any then-employee of the other party involved in the performance of this Agreement with the intention of employing said person without the written consent of the other party, provided that during any Phase Out Period or period of negotiation described in Section 9 of this Agreement, and notwithstanding any other provision of this Agreement, DRC may solicit for employment those persons directly involved with Selenium Coatings.

10.13 Should either party come into default partly or wholly in respect of its payment obligations under this Agreement, it shall, without prejudice to all other rights of the other party pay interest on arrears from that date at a rate of **** percentage points above the base rate of the German Federal Bank (Bundesbank) valid at the time.

10.14 Either party may only set off such claims or assert retention rights in respect of such claims, which are undisputed or have been finally decided. The right of retention may only be claimed to a reasonable extent.

10.15 Liability. Unless otherwise provided herein before, each party and its servants and vicarious agents shall be liable for any damages claimed by the other party for breach of contract, for negligence in contracting, and for tort, as follows:

a.	The Parties shall be fully liable for damages caused intentionally or by gross negligence whether also governed by Section 3.9 or otherwise, or if a defect has been maliciously concealed, or if a specific condition has been guaranteed, or for damages based on the German Product Liability Act, or Sections 8 or 9 hereof, or for physical injuries to people.

b.	With regard to other damages not described in Section 10.15(a) above, each party shall only be liable if an obligation has been violated, compliance with which is of particular importance (major obligation) in order to achieve the purpose of the Agreement and if the damages caused hereby are both typical and foreseeable. The parties agree, that each party’s total liability under this Section 10.15(b) shall not exceed the amount of **** or all cases of damage. For the avoidance of doubt, the parties specifically agree that (1) the payments described in Section 3.9 for delays in delivery which are not caused intentionally or by gross negligence, and (2) warranty claims pursuant to Section 5.4, shall be governed by said

c.	Sections and not by this Section 10.15(b).

10.16 Confirmation by shareholders of AEG. This Agreement only becomes valid after unanimous confirmation by the shareholders of AEG. AEG will inform DRC of such confirmation. The shareholders of AEG agree to be bound by Sec. 9.2 and the shareholders of EFO Verwaltungsgesellschaft GbR mbH agree to be bound by Sec. 9.2a.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

For and on Behalf of HOLOGIC, INC.		For and on Behalf of AEG ELEKTROFOTOGRAFIE GMBH

By:	/s/ PETER K. SOLTANI	By:	/s/ MANFRED WAGNER
Print Name:	Peter K. Soltani	Print Name:	WAGNER
Title:	Vice President	Title:	Chairman of the Managing Board

		By:	/s/ WOLFGANG WIEGELMANN
		Print Name:	Wiegelmann
		Title:	Managing Director Marketing & Sales

AGREED AS TO SECTION 9.2 on Behalf of EFO Verwaltungsgesellschaft GbR mbH The sole shareholder of AEG Elektrofotografie, GmbH

By:	/s/ MANFRED WAGNER
Print Name:	WAGNER
Title:	Chairman of the Managing Board

AGREED AS TO SECTION 9.2a by each of the shareholders of EFO Verwaltungsgesellschaft GbR mbH

/s/ MANFRED WAGNER	/s/ FRANK-DIETER MAIER
Manfred Wagner	Frank-Dieter Maier

/s/ WOLFGANG WIEGELMANN	/s/ MANFRED LUTZR
Wolfgang Wiegelmann	Dr. Manfred Lutzr

/s/ HERIBERT WEBER
Heribert Weber

Certain of the exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hologic agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule.